Exhibit 10.4

Execution Version

March 1, 2019

Affinion Group, Inc.

6 High Ridge Park # A

Stamford, CT 06905

$55,000,000 Debtor-in-Possession Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Affinion Group, Inc., a Delaware corporation (“you” or the “Borrower”) and certain of its direct and indirect subsidiaries and affiliates (collectively, the “Debtors” and each a “Debtor”), have requested that the parties listed on Schedule I hereto (“us”, “we” or the “Backstop Parties”) agree to structure and backstop a non-amortizing multiple draw super-priority senior secured debtor-in-possession term loan facility (the “DIP Facility”) in an aggregate amount of $55,000,000 under Section 364 of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”). The availability of the DIP Facility will be conditioned on and subject to the conditions set forth in Section 4 below. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions (the “Term Sheet”) attached as Exhibit A hereto (Exhibit A, together with this letter, collectively, this “Commitment Letter”).

1. Commitment

In connection with the foregoing, the Backstop Parties are pleased to advise you of their commitment to backstop the DIP Facility, on a several and not joint basis, in the amounts set forth opposite each such Backstop Party’s name on Schedule I hereto (the “Backstop Commitments”) upon the terms and subject to the conditions set forth or referred to in this letter and the Term Sheet.

A portion of the Backstop Parties’ Backstop Commitments hereunder shall be reduced pro rata in an aggregate amount equal to any commitment allocated, on or prior to the date of entry of the Interim Order (as defined below), to holders (other than the Backstop Parties) of record as of a date to be determined by the Backstop Parties (the “Record Date”) of the First Lien Claims (the “Other Pre-Petition First Lien Claimholders”) on a ratable basis up to their respective pro rata share of the First Lien Claims as of the Record Date. Notwithstanding the foregoing, if any Other Pre-Petition First Lien Claimholder fails to fund any portion of its commitment on the date upon which all conditions precedent in the Definitive Documentation are satisfied (the “Closing Date”), then the Backstop Parties shall fund such amount on the Closing Date and any subsequent amounts funded after the Closing Date, as if there were no reductions in the respective backstop commitment amounts set forth above as a result of the commitment allocated to such Other Pre-Petition First Lien Claimholder.

2. Information

You hereby represent and covenant that (a) all information, other than the Projections (as defined below), other forward looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or on behalf of you or any of your representatives in connection herewith is or will be, when taken as a whole, correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or on behalf of you or any of your representatives in connection herewith have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us. You agree that if, at any time prior to the execution of the DIP Facility, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances.

3. Upfront Fee, Exit Fee and Put Option Premium

As consideration for the commitments and agreements of the Backstop Parties hereunder, the Borrower and the other Debtors jointly and severally agree to pay or cause to be paid the nonrefundable fees and put option premium described in the Term Sheet at the times, on the terms and subject to the conditions set forth therein. The Backstop Parties and the Debtors hereto agree to treat, for federal income tax purposes, (a) the Upfront Fee as a reduction to the issue price of the DIP Facility, (b) the Exit Fee as interest, and (c) the entering into of the Backstop Commitments pursuant to this Term Sheet as the sale of a put option by the Backstop Parties to the Debtors and the Put Option Premium as the sale price for such put option. The Backstop Parties and the Debtors shall not take any position or action inconsistent with such treatment and/or characterization.

4. Conditions

Each Backstop Party’s commitments and agreements hereunder are subject only to the conditions set forth under the section entitled “Conditions Precedent to Each DIP Term Loan” of the Term Sheet and the following conditions set forth in this Section 4:

(a) the Debtors shall have commenced chapter 11 cases (the “Cases”) in the United States District Court for the District of Delaware (the “Bankruptcy Court”) and the Borrower and each Guarantor shall be a debtor and a debtor-in-possession, and no trustee, examiner, or receiver shall have been appointed or designated with respect to the Debtors’ business, properties or assets and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than the Debtors exercising control over the Debtors’ assets;

2

(b) the Bankruptcy Court shall have approved the DIP Facility in an order which is in full force and effect and has not been reversed, amended, stayed, vacated, terminated or otherwise materially modified and is reasonably acceptable in form and substance to the Backstop Parties and the Debtors (the “Interim Order”), with such Interim Order approving, without limitation, the making of the DIP Loans or a portion thereof available prior to the entry of the Final Order, the granting to the Backstop Parties of the super-priority claims and liens against the Debtors and their assets in accordance with the Definitive Documentation with respect to the Collateral as described in the Term Sheet, the payment of all fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to the DIP Agent, the DIP Lenders and the Backstop Parties as described in this Commitment Letter and the Term Sheet, and the use of cash collateral subject to the terms and conditions in the Term Sheet;

(c) that since the date of this Commitment Letter, there has not been any event or occurrence which could reasonably be expected to have a material adverse effect, on (A) the business, operations, properties, assets, condition (financial or otherwise), or liabilities of the Borrower and its debtor subsidiaries, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from (i) events leading up to the commencement of the Cases and (ii) events that would reasonably be expected to result from the filing or commencement of the proceedings under chapter 11 of the Bankruptcy Code; (B) the ability of the Borrower or the other Debtors to perform their respective obligations under the loan agreement relating to the DIP Facility and other Definitive Documentation; or (C) the ability of the DIP Agent and/or the DIP Lenders to enforce their rights and remedies under the Definitive Documentation (in each case, “Material Adverse Effect”);

(d) (i) the Support Agreement, dated on or about March 1, 2019 by and among, inter alia, the Borrower, other Debtors, the lenders and agents under that certain Credit Agreement, dated as of May 10, 2017 (the “Credit Agreement”) by and among the Borrower, the other Debtors, certain of the lenders party thereto and HPS Investment Partners, LLC, as administrative and collateral agent, and certain of the holders of the Borrower’s Senior Cash 12.5% / PIK Step-Up to 15.5% Note due 2022 and the other parties thereto (the “Support Agreement”) shall be in full force and effect, (ii) the Debtors shall have attempted to consummate an out-of-court restructuring or recapitalization transaction (the “Out-of-Court Transaction”) pursuant to the Support Agreement and (iii) one or more of the conditions precedent to the Out-of-Court Transaction shall have failed to have been satisfied and shall not have been waived;

(e) execution and delivery of the Definitive Documentation;

(f) the DIP Agent and each Backstop Party shall have received a 13-week budget commencing with the week during which the Cases have been commenced, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Borrower for such 13-week period, which budget shall be in form and substance reasonably satisfactory to the Backstop Parties (it being agreed that a budget that is substantially consistent with those cash flow forecasts and budgets delivered to FTI (as defined below) on or prior to the date hereof shall be reasonably satisfactory to the Backstop Parties) (the “Initial Budget”);

3

(g) the transactions contemplated by the Commitment Letter shall have been consummated in accordance with applicable securities laws, rules and regulations;

(h) all reasonable and documented fees and the costs and expenses (including, without limitation, legal and financial advisory fees and expenses) and other compensation contemplated hereby and the Term Sheet, payable to the Backstop Parties, the other DIP Lenders and the DIP Agent, or otherwise payable in respect of the transaction consistent with the Support Agreement, shall have been paid to the extent due;

(i) the DIP Lenders shall have received customary officer and secretary certificates and other customary closing documents;

(j) absence of defaults or events of default under the Definitive Documentation;

(k) accuracy of representations and warranties under the Definitive Documentation in all material respects (it being understood and agreed that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects);

(l) each Backstop Party having received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, to the extent requested at least 5 business days prior to the Closing Date; and

(m) all proposed “first day orders”, motions and retention applications to be filed at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Backstop Parties or their counsel and shall be in form and substance reasonably acceptable to the Backstop Parties.

Each Backstop Party acknowledges that the obligations of the Borrower and the other Debtors hereunder are subject to the approval of the Bankruptcy Court.

5. Indemnification and Expenses

You agree to indemnify, hold harmless and defend the DIP Agent, the Backstop Parties, the DIP Lenders, their respective affiliates and their respective directors, officers, employees, attorneys, advisors, consultants, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the DIP Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified

4

Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited in the case of legal counsel to a single counsel and one local counsel in each applicable jurisdiction (and, in the case of any actual or perceived conflict of interest, where the Indemnified Person notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel for such affected Indemnified Persons)), but subject to the limitations in the next sentence, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, or a material breach of this Commitment Letter by, such Indemnified Person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) or (ii) to the extent they arise as a result of any dispute between or among Indemnified Persons that does not involve an act or omission by the Borrower or its subsidiaries, except that the DIP Agent shall be indemnified as such to the extent none of the exceptions set forth in clause (i) applies to such person at such time. In addition, (a) all out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of outside counsel and financial advisors) of the DIP Agent and the Backstop Parties whether accrued on, prior to or after the Closing Date, in connection with the Cases, the DIP Facility and the transactions contemplated thereby shall be paid by the Borrower and the other Debtors from time to time, whether or not the Closing Date occurs and (b) all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel and financial advisors) of the DIP Agent and the DIP Lenders, for enforcement costs and documentary taxes associated with the DIP Facility and the transactions contemplated thereby will be paid by the Borrower and the other Debtors. Notwithstanding the foregoing, (a) in the case of clause (a) in the foregoing sentence, in no event shall the DIP Agent and the DIP Lenders collectively be entitled to reimbursement of costs and expenses of more than one primary counsel, one local counsel in each jurisdiction, reasonably necessary special counsel and one financial advisor (which shall be limited to the fees and expenses of FTI Consulting, Inc. (“FTI”) pursuant to the engagement letter between FTI and Paul, Weiss, Rifkind, Wharton & Garrison LLP dated January 7, 2019) and (b) in the case of clause (b) in the foregoing sentence, in no event shall (i) the DIP Agent and (ii) the DIP Lenders, in each case, be entitled to the reimbursement of costs and expenses of more than one primary counsel, one local counsel in each jurisdiction, one financial advisor and other special counsel and advisors, as needed.

No Indemnified Person shall be liable (whether direct or indirect, in contract, tort or otherwise) to the Borrower, the other Debtors or any of their subsidiaries or any shareholder or creditors of the foregoing for or in connection with the transactions contemplated hereby, except to the extent any such liability is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. It is further agreed that each Backstop Party shall only have liability to you (as opposed to any other person) and that each Backstop Party shall be liable solely in respect of its own commitment to the DIP Facility on a several, and not joint, basis with any other Backstop Party. None of the Indemnified Persons, the Borrower or other Debtors, or their respective directors, officers, employees, advisors, and agents shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the DIP Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 5.

5

6. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Backstop Party (or an affiliate) may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of, or claims against, you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Backstop Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Backstop Party and its affiliates of services for other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Backstop Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Backstop Parties have advised or are advising you on other matters, (b) the Backstop Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Backstop Parties, and you waive, to the fullest extent permitted by law, any claims you may have against any Backstop Party for breach of duty or alleged breach of any fiduciary duty on the part of the Backstop Parties and agree that no Backstop Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equityholders, employees or creditors, in each case, in respect of any of the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto, (d) you have been advised that the Backstop Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Backstop Parties and their respective affiliates have no obligation to disclose such interests and transactions to you and your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Backstop Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, or any of your affiliates and (g) none of the Backstop Parties or their affiliates has any obligation or duty (including any implied duty) to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Backstop Party and you or any such affiliate.

Additionally, you acknowledge and agree that none of the Backstop Parties are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and the Backstop Parties shall not have any responsibility or liability to you with respect thereto. Any review by the Backstop Parties of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Backstop Parties and shall not be on behalf of you or any of your affiliates.

6

7. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) to the extent required in any legal, judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) in a Bankruptcy Court filing in order to implement the transactions contemplated hereunder, (d) upon notice to the Backstop Parties, in connection with any public filing requirement you are legally obligated to satisfy, (e) to the United States Trustee, the official committee of unsecured creditors or any other statutory committee formed in the Cases (each, a “Committee”) and each of their legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature of such information and agree to be bound by confidentiality and use restrictions set forth in this Section 7, and (f) the parties to the Support Agreement.

8. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Backstop Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the DIP Agent and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the DIP Agent and the Indemnified Persons to the extent expressly set forth herein; provided, however that any Backstop Party may assign its Backstop Commitment (in whole or in part) to any other Backstop Party; provided, further, HPS Investment Partners, LLC may assign its Backstop Commitment (in whole or in part) to any Backstop Party Affiliate (as defined below). The Backstop Parties reserve the right to employ the services of their respective affiliates in providing services contemplated hereby, and to satisfy their obligations hereunder through, or assign their rights and obligations hereunder to, one or more of their respective affiliates, separate accounts within their control or investment funds under their or their respective affiliates’ management (collectively, “Backstop Party Affiliates”); and to allocate, in whole or in part, to their respective affiliates certain fees payable to the Backstop Parties in such manner as the Backstop Parties and their respective affiliates may agree in their sole discretion; provided that, no delegation or assignment to a Backstop Party Affiliate shall relieve such Backstop Party from its obligations hereunder to the extent that any Backstop Party Affiliate fails to satisfy the Backstop Commitments hereunder at the time required.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Backstop Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (and the agreements referenced in this Commitment Letter) set forth the entire understanding of the parties with respect to the DIP Facility, and replace and supersede all prior agreements and understandings (written or oral) related to the subject matter hereof. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and the Bankruptcy Code, to the extent applicable.

7

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court does not have jurisdiction, any state court located in the Borough of Manhattan), any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of the Cases may be heard and determined in the Bankruptcy Court and any other Federal court having jurisdiction over the cases from time to time, over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services hereunder or thereunder.

Each of the Backstop Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Debtors, which information includes names, addresses, tax identification numbers and other information that will allow such Backstop Party and each Lender to identify the Debtors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Backstop Parties and each Lender.

The indemnification, expense reimbursement, jurisdiction, confidentiality, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Definitive Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Backstop Commitments; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded by the provisions of the Definitive Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Definitive Documentation has comparable provisions with comparable coverage.

You and we hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein; it being acknowledged and agreed that the funding of the DIP Facility is subject to the conditions specified herein, including entry of the Interim Order and, if applicable, a final order, and the execution and delivery of the Definitive Documentation by the parties hereto in a manner consistent with this Commitment Letter. Each of the Backstop Parties and you will use their commercially reasonable efforts to promptly prepare, negotiate and finalize the Definitive Documentation as contemplated by the Term Sheet.

8

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter no later than 11:59 p.m. New York City time, on March 1, 2019. This offer will automatically expire if we have not received such executed counterparts in accordance with the preceding sentence. In addition, the commitment and agreements of the Backstop Parties hereunder shall expire (the date of such expiration, the “Termination Date”) automatically upon the occurrence of any of the following: (a) you have not commenced the Cases and filed a motion seeking entry of the Interim Order by the applicable date set forth in the Support Agreement, (b) the Bankruptcy Court has not entered the Interim Order within three (3) calendar days after the Petition Date, (c) the Support Agreement shall have been terminated in accordance with its terms or (d) you have consummated the Out-of-Court Transaction, in each case, unless prior to such time, the Closing Date shall have occurred and the Debtors shall have paid to the Backstop Parties and the DIP Agent the fees and put option premiums that are specified in the Commitment Letter and/or the Term Sheet to be due on or prior to the Closing Date.

[Remainder of this page intentionally left blank]

9

Execution Version

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Colbert Cannon
Name:	COLBERT CANNON
Title:	MANAGING DIRECTOR

[Signature Page – DIP Commitment Letter]

Execution Version

Very truly yours,

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Name:	ELLIOT GREENBERG
Title:	VICE PRESIDENT

ZEV INVESTMENTS LIMITED

By:	/s/ Elliot Greenberg
Name:	ELLIOT GREENBERG
Title:	VICE PRESIDENT

[Signature Page – DIP Commitment Letter]

Execution Version

Accepted and agreed to as of the date first above written:

AFFINION GROUP, INC.

By:	/s/ Gregory S. Miller
Name: Gregory S. Miller
Title: Executive Vice President, Chief Financial Officer and Chief Operating Officer

[Signature Page – DIP Commitment Letter]

SCHEDULE I

BACKSTOP COMMITMENTS

Backstop Party	Commitment
HPS Investment Partners, LLC	$36,666,666.67
Manchester Securities Corp.	$5,866,666.67
Zev Investments Limited	$12,466,666.67

Total:	$55,000,000.00

EXHIBIT A

AFFINION GROUP, INC.

$55,000,000

Debtor-in-Possession Term Loan Facility

Summary of Terms and Conditions1

Borrower:	Affinion Group, Inc. (the “Borrower”, as a debtor and debtor-in-possession in a case (together with the cases of certain of its controlled subsidiaries and Affinion Group Holdings, Inc. (“Holdings”) as debtors and debtors-in-possession, the “Cases”, and the Borrower, such controlled subsidiaries and Holdings, the “Debtors”)) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) that is to be commenced in the District of Delaware (the “Bankruptcy Court”) (the date of the commencement of the Cases, the “Petition Date”).

Guarantors:	Holdings and each of the Borrower’s existing and future, direct and indirect wholly-owned subsidiaries that are Debtors in the Cases (collectively, the “Guarantors”, and together with the Borrower, the “DIP Loan Parties”). All DIP Obligations (as defined below) of the Borrower under the DIP Facility (as defined below) will be unconditionally guaranteed on a joint and several basis by the Guarantors.

Backstop Parties:	Certain affiliates of HPS Investment Partners, LLC and their co-investors and certain affiliates of Elliott Management Company (collectively, the “Backstop Parties”) that have provided commitments to fund the DIP Loans (as defined below) (the “Backstop Commitments”) pursuant to the Commitment Letter.

DIP Administrative Agent:	HPS Investment Partners, LLC (in such capacity, the “DIP Agent”).

DIP Lenders:	Each holder of record as of 11:59 p.m. New York time on the Record Date of claims (the “First Lien Claimholders”) under the Credit Agreement, but excluding any claims on account of any unfunded Revolving Facility Commitments and the outstanding undrawn Letters of Credit, each as defined in the Credit Agreement (collectively, the “First Lien Claims”) shall be afforded the right to participate in the DIP Facility on a ratable basis up to its pro rata share of the First Lien Claims as of the Record Date pursuant to procedures, terms and conditions and documentation acceptable to the Backstop Parties and the DIP Agent (lenders holding the DIP Loans, the “DIP Lenders”). Any amount of the DIP Facility not so allocated shall be allocated to the Backstop Parties on a ratable basis based on their respective Backstop Commitments.

[1]	NTD: Capitalized terms have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Type and Amount of the DIP Facility:	A non-amortizing multiple draw super-priority senior secured term loan facility (the “DIP Facility”, the definitive documentation evidencing such facility shall, except as otherwise set forth herein, be based upon the Credit Agreement and give due regard to the debtor-in-possession financing nature of the DIP Facility, the “Definitive Documentation”) in an aggregate principal amount not to exceed $55,000,000 (the DIP Lenders’ commitments under the DIP Facility, the “DIP Commitments”; and the loans under the DIP Facility, the “DIP Loans”). The borrowing of DIP Loans shall permanently decrease the DIP Commitments, and DIP Loans repaid may not be reborrowed.

Initial Availability:	On or after the Bankruptcy Court’s entry of the Interim Order (as defined below) but prior to the entry of the Final Order (as defined below) and satisfaction of all other applicable conditions precedent described below and in the Commitment Letter (the “Closing Date”), the Borrower may make one or more borrowings of DIP Loans in minimum amounts of $5,000,000 and in a principal aggregate amount up to $35,000,000 (the “Initial Draws”). In addition, the Borrower shall be permitted to make one additional draw prior to entry of the Final Order up to the amount of the first adequate protection interest payment described below (but only when such adequate protection payment is due and payable).

Full Availability:	Upon entry of the Final Order (as defined below) by the Bankruptcy Court and satisfaction of all other applicable conditions precedent, up to the full remaining principal amount of the DIP Facility shall be made available in additional draws prior to the DIP Termination Date (each, a “Subsequent Draw”, and each date of a Subsequent Draw, a “DIP Draw Date”). Each Subsequent Draw shall be in a minimum amount of $5,000,000.

Maturity:	All DIP Obligations will be due and payable in full in cash on the earliest of (i) the date that is 75 days after the Petition Date; (ii) the effective date of any chapter 11 plan for the reorganization of the Borrower or any other Debtor (after reorganization, the “Reorganized Debtors”); (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to Bankruptcy Code section 363; (iv) the date of the acceleration of the DIP Loans and the termination of the

DIP Commitments in accordance with the Definitive Documentation; and (v) 30 days after the Petition Date (or such later date as agreed to by the Required Lenders (as defined below), unless the Final Order (as defined below) has been entered by the Bankruptcy Court on or prior to such date (such earliest date, the “DIP Termination Date”)).

Interest Rate:

All amounts outstanding under the DIP Facility will bear interest, at the Borrower’s option, as follows:

(i) at the ABR, plus 5.75% per annum; or

(ii) at the three-month Adjusted Eurocurrency Rate, plus 6.75% per annum.

As used herein, the terms “ABR” and “Adjusted Eurocurrency Rate” will have meanings substantially the same as those in the Credit Agreement and shall be subject to 2.50% and 1.50% floors, respectively.

All Adjusted Eurocurrency Rate DIP Loans will be based off of an interest period of three months.

Interest on all DIP Loans will be paid in cash on a monthly basis in arrears.

After the occurrence and during the continuance of an event of default, all overdue amounts under the Definitive Documentation will bear interest at a rate equal to 2.00% per annum, plus the otherwise applicable rate.

Upfront Fee:	An upfront fee in an amount equal to 1.25% multiplied by $40,000,000 of the DIP Commitments which shall be due and payable to the DIP Lenders in cash (or may be deducted from any draw made on the Closing Date) ratably based on their respective DIP Commitments upon the Closing Date.

Unused Commitment Fees:	An unused commitment fee equal to 1.00% per annum on the difference of (x) the actual daily amount of the unused DIP Commitments (limited to the amount that is then available pursuant to the Interim Order or the Final Order, as applicable) minus (y) $15,000,000, shall be paid on a monthly basis to the DIP Lenders in cash ratably based on their respective DIP Commitments; provided that to the extent the difference of (x) and (y) is a negative number, then such difference shall be deemed to be zero.

Put Option Premium:	A put option premium (the “Put Option Premium”) in an aggregate amount equal to 1.75% multiplied by $40,000,000 of the Backstop Commitments shall be paid in cash to the Backstop Parties ratably based on their respective Backstop Commitments as of the date hereof. Fifty percent (50%) of the Put Option Premium shall be paid in cash on the date hereof. The remaining fifty percent (50%) of the Put Option Premium shall be paid in cash on the earlier of (x) the entry of the Interim Order and (y) the termination of the Backstop Commitments without the funding of the DIP Facility. The Put Option Premium once paid shall be fully earned and non-refundable.

Use of Proceeds:

The proceeds of the DIP Loans under the DIP Facility will be used by the Borrower only for the following payments and, in the cases of payments pursuant to clauses (i) and (ii) below, subject to the terms, conditions and line item amount herein and in accordance with the agreed Budget (as defined below) (subject to permitted variances) from time to time (the “Approved Purposes”): (i) working capital and other general corporate purposes of the DIP Loan Parties in accordance with the Budget; (ii) any adequate protection payments in accordance with the Orders (as defined below); and (iii) the fees and expenses of administering the Cases (including payments to parties benefiting from the Carve-Out (as defined below)), including allowed professional fees subject to the terms and conditions set forth in this Term Sheet whether or not in accordance with the Budget (and including fees incurred prior to the Closing Date).

Notwithstanding the foregoing, the use of the proceeds of the DIP Loans, the Carve-Out, and the DIP Collateral (as defined below) shall be subject to further restrictions, including with respect to limitations on investigating and challenging liens and claims (including, without limitation, post-petition interest, fees or expenses, prepayment premiums, penalties and make-whole amount of the Secured Parties (as defined in the Credit Agreement; the Obligations as defined therein, the “Prepetition Priority Lien Obligations”). No proceeds of the DIP Facility or the DIP Collateral may be used to initiate, prepare, assert, join, commence, support, or prosecute proceedings or actions on account of any claims and defenses against the Secured Parties, the DIP Agent, the DIP Lenders, or the Backstop Parties or to investigate any such claims or defenses.

Notwithstanding any other provision of this Term Sheet, from and after the Closing Date, no DIP Loans, DIP Collateral, Collateral (as defined in the Credit Agreement (the “Prepetition Collateral”), including prepetition cash Collateral, the “Cash Collateral”), or any portion of the Carve-Out, may be used directly or indirectly by any Debtor, any official committee appointed in the Cases, or any trustee appointed in the Cases or any successor case, including any chapter 7 case, or any other person, party or entity (i) in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (a) against any of the DIP Agent, the DIP Lenders, or the Secured Parties, or their respective predecessors-in-interest, agents, directors, officers, employees, partners, affiliates, representatives, attorneys, or advisors, or any action purporting to do the foregoing in respect of the Prepetition Priority Lien Obligations, liens on the Prepetition Collateral, DIP Obligations, DIP Liens (as defined below), DIP Claims (as defined below), and/or the adequate protection obligations, adequate protection liens and superpriority claims granted to the Secured Parties under the Interim Order or the Final Order, as applicable, or (b) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the Prepetition Priority Lien Obligations, the DIP Obligations and/or the liens, claims, rights, or security interests granted under the Orders, the Definitive Documentation or the Loan Documents (as defined in the Credit Agreement), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (ii) to prevent, hinder, or otherwise delay the Secured Parties’, the DIP Agent’s or the DIP Lenders’, as applicable, enforcement or realization on the Prepetition Priority Lien Obligations, Prepetition Collateral, DIP Obligations, DIP Collateral, and the liens, claims and rights granted to such parties under the Orders, each in accordance with the Definitive Documentation and the Orders; (iii) to seek to modify any of the rights and remedies granted to the Secured Parties, the DIP Agent or the DIP Lenders under the Orders (other than with the consents contemplated thereunder), the Loan Documents (as defined in the Credit Agreement) or the Definitive Documentation, as applicable; (iv) to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the Definitive Documentation) or security interests in the DIP Collateral or any portion thereof that are senior to, or pari passu with, the DIP Liens, DIP Claims, adequate protection liens and superpriority claims and liens granted to the Secured Parties, unless all DIP Obligations, Prepetition Priority Lien Obligations, adequate protection obligations, and claims granted to the DIP Agent, DIP Lenders, the Backstop Parties or Secured Parties under the Interim Order or the Final Order, as applicable, have been or are proposed to be refinanced or paid in full in cash or otherwise agreed to in writing by the Required Lenders (as defined below); or (v) to seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are agreed to in writing by the Required Lenders or are otherwise included in the Budget.

Voluntary Prepayments and Commitment Reductions:	Prepayments under the DIP Facility and DIP Commitment reductions may be made at any time subject to breakage costs to the extent applicable and payment of the Exit Fee described below.

Mandatory Prepayments:	Mandatory prepayments under the DIP Facility and DIP Commitment reductions shall be required with 100% of the net cash proceeds from (a) issuance of any indebtedness (with exceptions for permitted indebtedness) and (b) sales or other dispositions (including casualty events) of any assets (excluding sales of inventory in the ordinary course of business and other customary exceptions to be mutually agreed).

Exit Fee:	Upon the payment or prepayment of any DIP Loans (whether voluntary or mandatory, including as a result of acceleration or stated maturity) or the termination of any DIP Commitments (whether voluntary or mandatory, including as a result of acceleration or stated maturity, but other than as a result of the borrowing of DIP Loans), an exit fee of 1.00% of the DIP Loans (the “Exit Fee”) paid or prepaid and/or the DIP Commitments terminated, as applicable, shall be due and payable to the DIP Lenders; provided that, notwithstanding the foregoing, such Exit Fee shall only be payable with respect to an aggregate amount of DIP Loans and DIP Commitments of $40,000,000.

Conditions Precedent to the Extension of each DIP Loan:	Each DIP Loan extension shall be subject to the following conditions precedent: (i) no default or event of default each as defined in the Definitive Documentation; (ii) accuracy of representations and warranties in all material respects (or in all respects if qualified by materiality); (iii) no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner materially adverse to the DIP Agent and DIP Lenders the Interim Order or the Final Order, as applicable; (iv) delivery of a notice of borrowing; (v) with respect any borrowing (other than the borrowing on the Closing Date), the DIP Agent and the DIP Lenders shall have received copies of the “second day” pleadings and proposed orders (if any), on at least three (3) days’ notice prior to filing, and the relief requested in such “second day” pleadings and proposed orders shall be reasonably acceptable in form and substance to the Required Lenders; and (vi) as of the close of business on the business day immediately preceding the date of delivery of the applicable notice of borrowing, with respect to any borrowings after the date the Final Order is entered, the consolidated unrestricted cash held by the Borrower and its subsidiaries (prior to giving effect to such borrowing) shall not exceed $50,000,000.

Representations and Warranties:	The Definitive Documentation will contain representations and warranties customarily found in loan documents for similar debtor-in-possession financings and other representations and warranties reasonably deemed by the Backstop Parties appropriate for the specific transaction.

Reporting Covenants, Affirmative Covenants and Negative Covenants:	The Definitive Documentation will contain reporting requirements, affirmative covenants and negative covenants appropriate for a transaction of this type and found in loan documents for similar debtor-in-possession financings and other reporting requirements, affirmative covenants and negative covenants reasonably deemed by the Backstop Parties appropriate for the specific transaction.

Financial Covenant / DIP Budget:

Prior to the Petition Date, the DIP Agent and DIP Lenders shall have received the Initial Budget (the Initial Budget, as supplemented pursuant to the provisions described below, the “Budget,”).

The Budget shall be updated by the Borrower every four weeks for the subsequent 13-week period and provided to the Required Lenders by 5:00 pm New York City time on the Thursday of such week pursuant to amendments extending the term thereof on a 13-week basis and the Required Lenders in their sole discretion, shall have the right to approve any such updates or amendments by providing the Borrower specific notice thereof within four (4) business days after the delivery by the Borrower of any such update or amendment; provided that, (i) to the extent the Required Lenders Parties do provide approval notice within such four (4) business day period, such update or amendment shall be deemed approved and consented to by the Required Lenders and shall be deemed to constitute the updated approved Budget (“Updated Budget”) upon the expiration of such four (4) business day period, and (ii) to the extent the Required Lenders do not provide such approval notice or deemed approval within such four (4) business day period, the then existing Budget shall continue to constitute the applicable Budget until such time as such update or amendment is approved by the Required Lenders.

The Borrower shall, beginning on the third business day of the fifth week immediately following the week during which the Petition Date occurs, deliver on a weekly basis (by 5:00 pm New York City time on the third business day of each week subsequent thereto) to the DIP Lenders a variance report for the Borrower for the immediately preceding rolling four-week period comparing (i) actual total operating receipts to budgeted total operating receipts for such period, and (ii) actual total operating disbursements to budgeted total operating disbursements, in each case, for such immediately preceding rolling four-week period, together with a statement certifying compliance with the Permitted Variance (as defined below) for both tests for such immediately preceding rolling four-week period and explaining in reasonable detail all material variances for both tests for such immediately preceding rolling four-week period (each such report, a “Variance Report,”).

For purposes herein, a “Permitted Variance” shall mean an unfavorable variance from the Budget with respect to either test for any rolling four-week testing period of no more than 15%, which shall exclude, for the avoidance of doubt, restructuring and professional fees.

The Borrower shall test each Budget and Updated Budget variance against the Initial Budget or, if applicable, the Updated Budget then in effect. For example, if an Updated Budget has been delivered and approved for the period beginning with week 5, the Borrower would report actual results for testing purposes and calculate the variance for the first test period against the items in the Initial Budget and measure the actual results for subsequent test periods against the updated projected items in the Updated Budget for such period.

Interim Order:	The interim order approving the DIP Facility, which shall be in form and substance reasonably acceptable to the Backstop Parties (the “Interim Order”), shall, among other things, authorize and approve (i) the making of up to $35 million of DIP Loans (plus an additional amount up to the amount of the first adequate protection interest payment), (ii) the granting of the super-priority claims and liens against the Debtors and their assets in accordance with this Term Sheet and the Definitive Documentation with respect to the DIP Collateral, (iii) the payment of all reasonable and documented fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid by the Debtors to the DIP Agent, the DIP Lenders and the Backstop Parties as described in “Indemnification and Reimbursement of Reasonable and Documented Expenses,” (iv) the use of Cash Collateral, and (v) the payment of the upfront fee payable on the Closing Date, which payment shall not be subject to reduction, setoff or recoupment.

Final Order:	The final order approving the DIP Facility, which shall be substantially in the same form as the Interim Order (with such modifications as are necessary to convert the Interim Order into a final order) and otherwise in form and substance reasonably acceptable to the Backstop Parties (the “Final Order” and together with the Interim Order, the “Orders”), shall, among other things, authorize and approve the Debtors to draw the full amount of the DIP Commitments.

Priority and Collateral Under DIP Facility:

All obligations of the Borrower and the Guarantors to the DIP Lenders and to the DIP Agent, including, without limitation, all principal, accrued interest, costs, and fees (collectively, the “DIP Obligations”), shall be:

Secured, pursuant to Bankruptcy Code sections 361, 362, 364(c)(2), 364(c)(3) and 364(d), by a valid, binding, continuing, enforceable, fully-perfected, non-avoidable, automatically and properly perfected first priority senior priming lien on, and security interest in (such liens and security interests, the “DIP Liens”), all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the DIP Loan Parties, wherever located, including, without limitation, all accounts, inventory, equipment, capital stock in subsidiaries of the DIP Loan Parties, and the proceeds thereof, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, and all products and proceeds thereof, including, subject to the entry of the Final Order, the proceeds of any causes of action under Bankruptcy Code sections 502(d), 544, 545, 547, 548, 549, 550 or 553 or any other avoidance actions under the Bankruptcy Code or applicable non-bankruptcy law (all such property, the “DIP Collateral”), which liens and security interests shall be senior to any and all other liens and security interests, including the adequate protection liens granted under the Orders, and the liens granted to the Secured Parties, other than (i) the Carve-Out, and (ii) the perfected and unavoidable liens senior to the liens of the Prepetition Agent on the Prepetition Collateral. The DIP Liens shall be perfected pursuant to the entry of the Orders, and additional collateral documentation (other than filing of customary UCC filings) shall not be required.

The DIP Obligations shall also constitute claims entitled to the benefits of Bankruptcy Code section 364(c)(1), having a super-priority over any and all administrative expenses and claims, of any kind or nature whatsoever, including, without limitation, the superpriority claims granted to the Secured Parties under the Interim Order and the Final Order, and the administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506 (subject to the entry of the Final Order), 507(a), 507(b), 546, 552 (subject to the entry of the Final Order), 726, 1113 and 1114, and any other provision of the Bankruptcy Code (“DIP Claims”), subject only to the Carve-Out.

The “Carve-Out” shall be usual and customary for similar debtor-in-possession financings and shall be in an amount equal to: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the U.S. Trustee, (ii) all reasonable fees and expenses incurred by a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $100,000, and (iii) to the extent allowed by the Bankruptcy Court at any time, and whether allowed before or after delivery of a Trigger Notice, (A) all allowed paid and unpaid claims for fees, costs, disbursements and expenses of professionals (collectively, the “Professional Fees”) whose retention by the Debtors is approved by the Bankruptcy Court pursuant to section 327 of the Bankruptcy Code or any official committee of unsecured creditors in the Cases (the “Professional Persons”) incurred at any time on or prior to the delivery of a Trigger Notice the delivery of a Trigger Notice, plus (B) Professional Fees incurred after the delivery of a Trigger Notice in an amount not to exceed $3,000,000, of professionals retained by the Debtors (the “Carve-Out Cap”), in each case subject to the limits imposed by the Orders or otherwise on Professional Fees permitted to be incurred in connection with any permitted investigation of the claims, liens and defenses against any Secured Party. “Trigger Notice” shall mean a written notice delivered by the DIP Agent describing the event of default that is alleged to continue under the Definitive Documentation (or after the payment in full of the DIP Obligations, the Agent under the Credit Agreement (the “Prepetition Agent”) describing the reason for termination of the use of Cash Collateral). So long as the Trigger Notice shall not have been delivered, the Carve-Out Cap shall not be reduced by the payment of Professional Fees allowed at any time by the Bankruptcy Court.

Immediately upon delivery of a Trigger Notice, and prior to the payment to any Secured Parties on account of any adequate protection or otherwise, the Debtors shall be required to deposit, in a segregated account not subject to the control of the DIP Agent or the Secured Parties (the “Carve-Out Account”), an amount equal to the Carve-Out Cap. The funds on deposit in the Carve-Out Account shall be available only to satisfy obligations benefitting from the Carve-Out, and the DIP Agent (on behalf of itself and the DIP Lenders) and the Secured Parties, (i) shall not sweep or foreclose on cash of the Debtors necessary to fund the Carve-Out Account and (ii) shall have a security interest upon any residual interest in the Carve-Out Account available following satisfaction in cash in full of all obligations benefitting from the Carve-Out.

Adequate Protection:

Pursuant to Sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, as protection in respect of (x) the incurrence of the DIP Facility, (y) the imposition of the automatic stay, and (z) the Debtors’ use of the Prepetition Collateral including Cash Collateral, the Debtors and the DIP Lenders agree, subject to Bankruptcy Court approval, to all of the following forms of adequate protection (the “Adequate Protection”):

(a) for the benefit of the Secured Parties, all accrued and unpaid fees and disbursements owed to the Prepetition Agent and/or the Secured Parties under the Credit Agreement, including all reasonable and documented out-of-pocket fees and expenses of counsel and other professionals of the Prepetition Agent or the DIP Lenders (but limited, in the case of counsel, to the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), and a single local counsel in each applicable jurisdiction retained by the Prepetition Agent and/or the Secured Parties (collectively, “Local Counsel”) and limited, in the case of financial advisors to FTI Consulting, Inc. (“FTI”), pursuant to the terms of that certain engagement letter dated January 7, 2019 between FTI and Paul, Weiss (the “FTI Engagement Letter”) incurred prior to the Petition Date in accordance with the Credit Agreement;

(b) for the benefit of the Secured Parties, when due, current payment of all fees and reasonable and documented out-of-pocket expenses payable to the Prepetition Agent or the Secured Parties under the Credit Agreement, including all reasonable and documented out-of-pocket fees and expenses of counsel and other professionals of the Prepetition Agent or the Secured Parties (but limited, in the case of counsel, to the fees and expenses Paul, Weiss and Local Counsel and limited, in the case of financial advisors to FTI, pursuant to the terms of the FTI Engagement Letter);

(c) for the benefit of the Secured Parties, payment of interest accruing after the Petition Date on the loans outstanding under the Credit Agreement at the contract, non-default rate on a monthly basis;

(d) for the benefit of the Secured Parties, solely to the extent of any diminution in value of their collateral, as provided in the Bankruptcy Code, replacement or, if applicable, new continuing, valid, binding, enforceable, non-avoidable and automatically perfected post-petition security interests in and liens on the DIP Collateral (including, for the avoidance of doubt and subject to the entry of the Final Order, the proceeds of avoidance actions) pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code that are junior to the liens securing the DIP Facility; provided that the Orders shall provide that, with respect to any Debtors that file for chapter 11 relief after the Petition Date (the “Subsequent Debtors”), such adequate protection liens shall be granted immediately without further action of the Bankruptcy Court with respect to such Subsequent Debtors to the same extent as such adequate protection liens were granted with respect to the Debtors that filed for chapter 11 relief on the Petition Date;

(e) for the benefit of the Secured Parties, solely to the extent of any diminution in value of their collateral, as provided in the Bankruptcy Code, allowed superpriority claims as provided for in sections 503(b) and 507(b) of the Bankruptcy Code that are junior to the superpriority claims of the DIP Lenders;

(f) for the benefit of the Secured Parties, financial reporting and other reports and notices delivered by the Borrower under the DIP Facility;

(g) for the benefit of the Secured Parties, the Milestones (as defined below) may be amended, modified or extended, in each case, as to the Secured Parties only by order of the Bankruptcy Court or the prior written consent of the Required Lenders;

(h) for the benefit of the Secured Parties, the first and second day pleadings that the Debtors determine are necessary or desirable to file with the Bankruptcy Court, the retention applications, all orders sought pursuant thereto and any other material motions and orders, shall have been reviewed in advance by the Administrative Agent (as defined in the Credit Agreement) or their counsel and shall be in form and substance reasonably acceptable to the Administrative Agent (as defined in the Credit Agreement); and

(i) for the benefit of the Secured Parties, in the event that the Support Agreement has terminated, if the Foreign Subsidiary Loan Parties (as defined in the Credit Agreement) have not become Debtors in the Cases within 5 calendar days of such termination, an additional adequate protection payment of $20 million will be immediately payable to the lenders under the Credit Agreement on a pro rata basis.

In addition, the Orders shall provide for customary prepetition secured lender protections, including, but not limited to, waivers regarding Sections 506(c) and 552(b) of the Bankruptcy Code (subject to entry of the Final Order), the equitable doctrine of marshaling, limitations on the use of collateral and stipulations in respect of the validity of prepetition liens and obligations, in each case, as such may pertain to the claims and liens of the Secured Parties.

The Orders shall provide that no future alternative provider of postpetition financing, junior or otherwise, to the Debtors (including any Subsequent Debtors) shall be granted liens on any assets that constitute unencumbered collateral as of the Petition Date.

Events of Default:	Usual and customary for similar debtor-in-possession financings and other negative covenants determined by the Backstop Parties and the Debtors to be reasonably appropriate for the specific transaction (subject to applicable cure periods to be agreed where appropriate), including, non-payment of obligations, defaults under covenants (including, for the avoidance of doubt and without limitation, an unfavorable variance beyond the Permitted Variance under the then-applicable Budget or failure to meet any of the milestones set forth below), the making of representations and warranties that are incorrect in a material respect when made, judgment defaults (subject to a materiality threshold to be agreed), failure to comply with ERISA rules and regulations, appointment of a bankruptcy trustee or examiner, invalidity of collateral documents, dismissal or conversion of the Cases, adverse motions or Bankruptcy Court orders, termination of the Interim Order or the Final Order, as applicable (except in the case of the Interim Order, as a result of the entry of the Final Order), allowance of a claim under Section 506(c) of the Bankruptcy Code, filing of an unacceptable chapter 11 plan or disclosure statement, termination of the Support Agreement, and an unapproved sale of the Debtors’ assets.

Milestones:	The Definitive Documentation shall require compliance with the following milestones, unless waived or extended with the consent of the Required Lenders (the “Milestones”):

(a) on the Petition Date, the Debtors shall file a motion, in form and substance reasonably satisfactory to the Backstop Parties, seeking approval of the DIP Facility;

(b) on the Petition Date, the Debtors shall file a plan of reorganization (the “Plan”) and disclosure statement (the “Disclosure Statement”), in each case, consistent with the Support Agreement, and otherwise reasonably satisfactory to the Backstop Parties;

(c) no later than three (3) days after the Petition Date, the Bankruptcy Court shall enter the Interim Order;

(d) no later than 30 days after entry of the Petition Date, the Bankruptcy Court shall enter the Final Order;

(e) no later than 30 days after the Petition Date, the Bankruptcy Court shall have approved the Disclosure Statement;

(f) no later than 30 days after the Petition Date, the Bankruptcy Court shall have entered an order confirming the Plan (the “Confirmation Date”); and

(g) no later than 45 days after the Petition Date, the effective date of the Chapter 11 plan shall have occurred.

Remedies:

The DIP Agent (acting at the direction of the Required Lenders) and the DIP Lenders shall have customary remedies, including, without limitation, the right (after providing five (5) business days’ prior notice to counsel to the Debtors), to realize on all DIP Collateral, including Cash Collateral.

The automatic stay pursuant to Bankruptcy Code section 362 shall be automatically terminated on the DIP Termination Date, without further notice or order of the Bankruptcy Court, unless the DIP Agent (at the direction of the Required Lenders) elects otherwise in a written notice to the Debtors, and the DIP Agent (at the direction of the Required Lenders) shall be permitted to exercise all rights and remedies, including with respect to the DIP Collateral, set forth in the Interim Order or the Final Order, as applicable, and the Definitive Documentation, and as otherwise available at law without further order or application or motion to the Bankruptcy Court, and without restriction or restraint by any stay under Bankruptcy Code sections 362 or 105 or otherwise.

In the event any party requests a hearing seeking to prevent the DIP Agent or the DIP Lenders from exercising any of their rights and remedies that arise after an event of default, the sole issue before the Bankruptcy Court at such hearing shall be whether an event of default has occurred and has not been cured or waived. No other issue or argument shall be relevant to any opposition to enforcement of the DIP Agent’s and the DIP Lenders’ rights.

Required Lenders:	DIP Lenders holding more than 50% of the outstanding DIP Commitments and DIP Loans under the DIP Facility (the “Required Lenders”).

Indemnification and Reimbursement of Reasonable and Documented Expenses:	The Definitive Documentation will contain customary indemnification provisions and customary provisions for payment of reasonable expenses of (i) counsel for the DIP Agent (unless the DIP Agent is a DIP Lender) and (ii) financial advisor and counsel for the DIP Lenders; provided that, such provisions shall be subject to limitations consistent with those set forth in Section 5 of the Commitment Letter.

Assignment and Participations:	Usual and customary for financings of this type. For the avoidance of doubt, the Borrower will have consent rights (absent an event of default) with respect to assignments of DIP Commitments and DIP Loans.

Governing Law:	State of New York (and, to the extent applicable, the Bankruptcy Code).

Miscellaneous:	The Definitive Documentation will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk based capital guidelines, increased costs and payments free and clear of withholding taxes).

Counsel to the DIP Lenders:	Paul, Weiss, Rifkind, Wharton & Garrison LLP.